Allied Nevada Achieved Record Gold Production and Sales in the Third Quarter of 2013

Commissioning New 21,500 Gallons per Minute Capacity Merrill-Crowe Plant

October 7, 2013 | Reno, Nevada - Allied Nevada Gold Corp. (“Allied Nevada”, “we”, “us”, “our” or the “Company”) (TSX: ANV; NYSE MKT: ANV) is pleased to announce that it has achieved its metal production and sales expectations in the third quarter of 2013. The Hycroft mine (“Hycroft”) produced a record 52,198 ounces of gold and 184,070 ounces of silver in the third quarter of 2013 and we sold a record 52,713 ounces of gold and 184,082 ounces of silver.  We believe that we are on track to achieve full year production and sales guidance of 175,000 - 200,000 ounces of gold and 0.9 million - 1.1 million ounces of silver in 2013.
“I am very pleased with the progress being made at site by the new operating team. While I fully expected them to turn the operation around, I am impressed with the speed and efficiency with which they have been able to improve production,” commented Randy Buffington, President and CEO of Allied Nevada. “This is a first-rate team with the systems, discipline and determination that give us the confidence that we can continue to move forward with building a world-class operation.”
Processing operations at Hycroft have improved significantly in the third quarter. Pumping capacity and fresh water availability have increased to meet processing requirements and total solution flows to the leach pads are now averaging 22,000 gallons per minute (“gpm”), an increase of 36% from the beginning of the third quarter. The new 21,500 gpm Merrill-Crowe plant began commissioning at the end of the third quarter. Initially, about 7,000 gpm will be processed through the plant with staged increases planned each week until the plant is fully commissioned and capable of processing 21,500 gpm, which is expected by the end of October. Once fully commissioned, we will discontinue use of the old Merrill-Crowe plant and carbon columns. The silver sales ratio is expected to increase with the exclusive use of the new Merrill-Crowe plant from current levels of approximately 3.5 ounces of silver for each ounce of gold produced to in excess of 6:1.
Lewis leach pad remediation is ongoing with all permits in place to begin introducing solution into wells drilled into dry areas of the pad. Testing has begun which will determine the rate and speed of recovery and solution penetration to better predict the timing of metal production from the pad. No production from these areas is factored into our 2013 or 2014 projections.
Loading of the North leach pad began on May 7, 2013, with the first solution being introduced to the pad ahead of schedule on May 15, 2013. In the five months of operation, the North leach pad has performed as predicted based on our recovery curves.  Construction of the gyratory crusher has progressed well and we expect the crusher to be commissioned in the fourth quarter, as planned.
Positive initial results from the ongoing oxidation test program of Hycroft sulfide concentrate were announced in August 2013. These results indicate that viable solutions exist for oxidizing and processing concentrate onsite. We have begun the second phase of testing, led by M3 Engineering and Technology (“M3”), based in Tucson, Arizona, who were selected based on their past successes and familiarity with our milling flow sheet and the oxidation techniques being assessed. We believe that M3 will complete a prefeasibility study for the oxidation circuit by the end of 2013. The plan is for M3 to then immediately move into completing a feasibility study incorporating the oxidation work with all engineering completed to date on the milling circuit. The feasibility is expected to be completed by the end of the third quarter of 2014.

We expect to provide third quarter financial results during the week of November 4, 2013. A conference call and Q&A session will follow the release, details and timing of which will be announced shortly.

For further information on Allied Nevada, please contact:

Randy Buffington	Tracey Thom
President and CEO	Vice President, Investor Relations
(775) 358-4455	(775) 789-0119

Cautionary Statement Regarding Forward Looking Information
This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws) and the Private Securities Litigation Reform Act, that are intended to be covered by the safe harbor created by such sections. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. Such forward-looking statements include, without limitation, statements regarding expectations regarding gold and silver recovery; delays in processing gold and silver; anticipated sales, costs and project economics; the results and timing of metallurgical test work, prefeasibility and feasibility studies; the realization, scope, size and capital requirements of expansion and construction activities and the timing thereof; reserve estimates; future business strategy, plans and goals and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks that Allied Nevada’s exploration and property advancement efforts will not be successful; risks and uncertainties inherent to its Hycroft project expansion, risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including the uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q (which may be secured from us, either directly at the SEC website at www.sec.gov). The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Preliminary Third Quarter 2013 Operating Results	2